EXHIBIT 10.5

Coca-Cola Enterprises Inc.
20__Stock Option Grant

Name of Optionee:

Number of Options, each one for one share of common stock of Coca-Cola Enterprises Inc.:

Grant Date:

Option Exercise Price:

Conditions for Vesting:

We are pleased to advise you of your 20__ stock option grant from Coca-Cola Enterprises Inc. (also referred to as the “Company”). The terms and conditions applicable to this grant of stock options are described below.

1.	Duration of Options. Your vested options may be exercised for ten years from the date of grant (“Expiration Date”), as long as you are continuously employed by the Company or an Affiliated Company.

2.	Effect of Termination of Employment. If your employment terminates before the Expiration Date, your unvested options are forfeited.
Any options that are, or become, vested at the time of your termination may only be exercised up to the earliest of the Expiration Date, or

a.	48 months after your termination because of Retirement

b.	36 months following your death or termination due to your Disability

c.	24 months following your Severance Termination

d.	6 months after your termination for any other reason.
3.

Effect of a Change in Control of the Company. In the event of your Severance Termination within two years of a Change in Control of the Company (as defined in the 2004 Stock Award Plan), any unvested options shall become vested on your termination date and all the options that are, or become, vested at the time of your termination may be exercised up to the Expiration Date.

4.	Definitions. For purposes of this grant, the following definitions apply:
a.

An “Affiliated Company” includes The Coca-Cola Company and any company of which the Company or The Coca-Cola Company owns at least 20% of the voting stock or capital if (1) such company is a party to an agreement that provides for continuation of certain employee benefits upon immediate employment with such company and (2) the Company agrees to this subsequent employment.

b.

“Disability” means your inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician approved of by the Company, is expected to have a duration of not less than one year.

c.

“Retirement” means your voluntary termination of employment on or after the earliest date on which you would be eligible for an immediately payable benefit under the Coca-Cola Enterprises Inc. Employees’ Pension Plan.

d.

“Severance Termination” means your involuntary termination without Cause or your voluntary termination for Good Reason. For purposes of this definition, “Cause” means (i) willful or gross misconduct that is materially detrimental to the Company, (ii) acts of personal dishonesty or fraud toward the Company or (iii) conviction of a felony, except for a conviction related to vicarious liability based solely on your position with the Company, provided that you had no involvement in actions leading to such liability or had acted upon the advice of the Company’s counsel; and “Good Reason” means your (i) demotion or diminution of duties, responsibilities and status, (ii) a material reduction in base salary and annual incentive opportunities, or (iii) assignment to a position requiring relocation of more than 50 miles from the Company’s corporate headquarters.

5.	Exercise of Options. You may exercise your vested options by following the procedures established from time to time by the Company.

6.	Nature of Grant. In accepting the grant, you are acknowledging that:
a.

the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

b.

the grant of the options is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

c.	all decisions with respect to future option grants, if any, will be at the sole discretion of the Company; and

d.

in consideration of the grant of options, no claim or entitlement to compensation or damages shall arise from termination of the options or diminution in value of the options or shares purchased through exercise of the options resulting from termination of your employment by the Company or your employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this grant, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

7.

Responsibility for Taxes. By accepting this grant, you also acknowledge that, regardless of any action the Company or your employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax-Related Items.

Prior to exercise of the option, you may be required to pay or make adequate arrangements satisfactory to the Company and/or your employer to satisfy all withholding and payment on account obligations of the Company and/or your employer. In this regard, you are hereby authorizing the Company and/or your employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by the Company and/or your employer or from proceeds of the sale of the shares. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of shares that you acquire to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, you shall pay to the Company or your employer any amount of Tax-Related Items that the Company or your employer may be required to withhold as a result of your participation in the Plan or your purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items, as described in this section.

8.

Deemed Acceptance of Grant. This document is a summary of your grant under the Coca-Cola Enterprises Inc. 2004 Stock Award Plan (the “Plan”), the terms of which are incorporated by reference into this document. There is no need to acknowledge your acceptance of this grant of stock options, as you will be deemed to have accepted the grant and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

9.

Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement, by and among, as applicable, your employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all options or any other entitlement to shares of Stock granted, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of Stock acquired upon exercise of the option. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

10.

Governing Law. This grant and the provisions of this Agreement are governed by, and subject to, the laws of the State of Georgia, U.S.A., (excluding Georgia’s conflict of laws provision). For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Georgia, and agree that such litigation shall be conducted in the courts of Cobb County, Georgia, or the federal courts for the United States for the Northern District of Georgia, and no other courts, where this grant is made and/or to be performed.

11.

Deemed Acceptance of Grant. This document is a summary of your grant under the Coca-Cola Enterprises Inc. 2001 Stock Option Plan, the terms of which are incorporated by reference into this document. There is no need to acknowledge your acceptance of this grant of options, as you will be deemed to have accepted the grant and the terms and conditions of the Plan and this document unless you notify the Company otherwise in writing.

12.

Plan Administration. The Company is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

STOCK PLAN ADMINISTRATOR COCA-COLA ENTERPRISES INC. P. O. BOX 723040 ATLANTA, GA, USA 31139-0040 (770) 989-3000